Exhibit 10.8

Kymeta Master Agreement

This Master Agreement (“Agreement”) between Kymeta Corporation, a Delaware corporation with its principle place of business at 12277 134th Court NE, Suite 100, Redmond, Washington 98052, on its own behalf and on behalf of its Affiliates (“Kymeta”), and the entity identified in the signature block below (“Distributor”). This Agreement is entered into as of May 4, 2017 (the “Effective Date”). This Agreement consists of this signature page (“Cover Page”), the attached General Terms and Conditions and the following Addenda:

☒	Hardware Addendum

☒	Subscription Services Addendum

☐	Professional Services Addendum

Contacts and addresses for notices:

Kymeta Corporation, for itself and on behalf of its Affiliates		Distributor: FMC GlobalSat

Address:	12277 134th Court NE, Suite 100 Redmond, Washington 98052	Address:	333 Las Olas way, CU1, Fort Lauderdale, FL 33301
Attention:	Steve Sybeldon	Attention:	Emmanuel Cotrel
Phone:	425-658-8780	Phone:	954-736-6992
Email:	ssybeldon@kymetacorp.com	Email:	ecotrel@fmcglobalsat.com
CC notices:	Kymeta Corporation Attn: General Counsel	CC notices:	FMC GlobalSat Attn: General Counsel

In consideration of the mutual promises contained in this Agreement, the parties have formed this Agreement as of the Effective Date.

Kymeta Corporation		FMC GlobalSat (Distributor)

Signature:	/s/ Bill Marks	Signature:	/s/ Emmanuel Cotrel
Name:	Bill Marks	Name:	Emmanuel Cotrel
Title:	EVP and CCO	Title:	CEO
Date:	May 5, 2017	Date:	May 4th 2017

Master Agreement (Distributor)	Page 1

General Terms and Conditions

Background

Kymeta provides technology and services designed to provide access to broadband connectivity. Distributor would like to purchase products and subscriptions to satellite connectivity from Kymeta for resale to its customers. In consideration of the terms of this Agreement and other good and valuable consideration, the sufficiency of which is acknowledged, the parties agree as follows:

Agreement

1. Definitions.

1.1 “Addendum” means an addendum signed by authorized representatives of both parties that references this Agreement.

1.2 “Marketing Materials” means, collectively, any promotional, marketing, advertising materials, collateral materials, display items, kiosk, or other materials, related to or used in connection with the promotion and sale of a party’s products or services.

1.3 “Affiliate” means, with respect to a given party, any company or other legally-recognizable entity that is controlled by, controls, or is under common control with such party. “Control” means direct or indirect (e.g., through any number of successive tiers) ownership of: (a) more than 50% of the outstanding shares having the right to vote for the election of directors or other managing authority of the subject entity; or (b) in the case of an entity that does not have outstanding shares (e.g. a partnership, joint venture, or unincorporated association), more than 50% of the ownership interests having the right to make decisions for the subject entity. Each such corporation, company, or entity will be deemed an “Affiliate” only so long as such ownership or control exists.

1.4 “ASM” means the Kymeta mTennau7 antenna subsystem module, which includes an electronically-scanned Ku-band aperture and feed structure, together with all electronics and software addressing antenna control along with application programming interfaces and other interfaces required for such antenna subsystem module to communicate with the Terminal.

1.5 “Cloud Service” means Kymeta’s hosted software application or applications and any third-party or other software, and all new versions, updates, revisions, improvements and modifications of the foregoing, that Kymeta manages, operates, and maintains for remote electronic access and use by End Users.

1.6 “Customer” means Subdistributors, End Users, or both as the context requires.

1.7 “Data Service” means the managed broadband data connectivity service (using standard internet protocols) that Kymeta makes available to Distributor for sale to Customers, utilizing a satellite-enabled connectivity and broadband network, as further described in Exhibit A to the Subscription Services Addendum.

1.8 “Deliverables” means all documents, work product, and other materials that are delivered to Customer under a SOW issued pursuant to a Professional Services Addendum or prepared by or on behalf of the Kymeta in the course of performing Professional Services.

1.9 “Documentation” means any manuals, instructions or other documents or materials that Kymeta provides or makes available to End Users in any form or medium and that describe the functionality, components, features, or requirements of the Products or Subscription Services, including any aspect of the installation, configuration, integration, operation, use, support or maintenance thereof.

1.10 “End User” means a person or entity that purchases Products or Subscription Services from Distributor or a Subdistributor for its own internal use and not for sale to a third party.

1.11 “End User Data” means information, data and other content, in any form or medium that is collected, downloaded or otherwise received, directly or indirectly from an End User by or through the Subscription Services. For the avoidance of doubt, End User Data does not include information, data, or other content that is derived from (a) analyzing or processing End User Data or (b) Customer’s use of the Subscription Services.

Master Agreement (Distributor)	Page 2

1.12 “Fees” means charges for products, Professional Services Fees, Subscription Fees, and other amounts payable by Distributor to Kymeta under this Agreement.

1.13 “Field of Use” means the market verticals specified in Exhibit A.

1.14 “Kymeta Marketing Materials” means Marketing Materials provided to Distributor by Kymeta.

1.15 “Kymeta Materials” means Specifications, Documentation, Kymeta’s Marks, and any and all other information, data, documents, materials, works and other content, devices, methods, processes, hardware, software and other technologies and inventions, including any deliverables, technical or functional descriptions, requirements, plans or reports, or training materials that are provided or used by Kymeta or any Subcontractor in connection with the Subscription Services or Professional Services or otherwise comprise or relate to the Subscription Services or Kymeta Systems. Kymeta Materials include any modifications to, or derivative works of, the foregoing materials. Kymeta Materials do not include any Third Party Materials. For the avoidance of doubt, Kymeta Materials include any information, data or other content derived from Kymeta’s monitoring of Customer’s access to or use of the Subscription Services, but do not include End User Data.

1.16 “Kymeta Systems” means the information technology infrastructure used by or on behalf of Kymeta in providing the Cloud Service, including all computers, software, hardware, databases, electronic systems (including database management systems) and networks, whether operated directly by Kymeta or through the use of third-party services.

1.17 “Intellectual Property” or “IP” means all intellectual property rights throughout the world, whether existing under statute or common law or equity, in force or recognized now or in the future, including: (a) copyrights, trade secrets, Marks, domain names, Patents, inventions, designs, logos and trade dress, moral rights, mask works, rights in computer information, rights of personality, publicity, and privacy, and any other intellectual property and proprietary rights; (b) any application or right to apply for any of the rights referred to in clause (a); and (c) all renewals, extensions, future equivalents, and restorations of any of the rights referred to in clauses (a) or (b), in force or effect now or in the future.

1.18 “Law” means all applicable laws, rules, statutes, decrees, decisions, orders, regulations, judgments, codes, and requirements of any government authority (federal, state, local, or international) having jurisdiction.

1.19 “Marks” means the trademarks, service marks, trade dress, trade names, corporate names, proprietary logos or indicia, and other source or business identifiers of each party set forth in Exhibit C.

1.20 “Order” means an order for Products, Subscription Services or a SOW, as applicable.

1.21 “Patent” means: (a) any and all patents, utility models, patent registrations, and equivalent rights (including originals, divisionals, provisionals, re-exams, continuations, continuations-in-part, extensions or reissues); (b) applications for any of the rights, registrations, or documents listed in clause (a) in all countries of the world; and (c) any other procedure or formality with respect to any of the rights, registrations, or documents listed in clauses (a) or (b) that can result in an enforceable patent right anywhere in the world.

1.22 “Products” means the hardware, equipment, devices, peripherals, Software, or other items that Kymeta provides to Distributor as described in an Order, which may include ASMs and Terminals.

1.23 “Professional Services” means the installation, configuration, modification, design, consulting, and training services and the creation of any Deliverables, and any other work Kymeta may agree to perform for Distributor, described in an SOW.

1.24 “Professional Services Fees” means monies due from Distributor to Kymeta arising from or in relation to Professional Services performed under or in relation to an SOW.

1.25 “Software” means the computer software programs (solely in object code form) that Kymeta provides or makes available to Distributor, whether on a standalone basis or incorporated into Products, as the case may be, including Updates.

Master Agreement (Distributor)	Page 3

1.26 “SOW(s)” means a written order for professional services signed by authorized representatives of both parties expressly referencing this Agreement that is substantially in the form attached to the Professional Services Addendum as Exhibit A.

1.27 “Specifications” means the specifications for the Products, Subscription Services, or Professional Services set forth in the applicable Order and the Documentation.

1.28 “Subdistributor” means a third party that purchases Products or Subscription Services from Distributor for further resale only and does not use the Products or Subscription Services for its own internal business purposes.

1.29 “Subscription Services” means the Cloud Service and Data Service that Distributor resells or distributes under this Agreement.

1.30 “Third Party Materials” means materials and information, in any form or medium, including any open- source or other software, documents, data, content, specifications, products, equipment or components of or relating to the Products or Subscription Services that are not proprietary to Kymeta.

1.31 “Territory” means the geographic region specified in Exhibit A.

1.32 “Terminal” means the KyWay mobile satellite terminal incorporating the ASM, modems, low-noise block downconverter (LNBs), block upconverter (BUC), and software.

1.33 “Updates” means modifications, bug fixes, or updates to Software that Kymeta makes generally commercially available.

2. Appointment of Distributor.

2.1 Appointment. Subject to the terms and conditions of this Agreement, Kymeta appoints Distributor as its authorized distributor of the Products and Subscription Services directly or indirectly to Customers in the Field of Use that are located within the Territory during the Term, and Distributor hereby accepts this appointment. Such appointment will be nonexclusive unless otherwise specified in the applicable Exhibit A.

2.2 Relationship of the Parties. Kymeta and Distributor are independent contractors, and this Agreement does not create a joint venture, partnership, agency relationship, franchise, employment, or other business opportunity or relationship between the parties. Neither party has the right, power, or authority to act on behalf of or bind the other, and nothing in this Agreement gives either party the power to direct or control the day-to-day activities of the other. Each party is solely responsible for the actions and supervision of its personnel under this Agreement, including daily direction and control, wage rates, withholding income taxes, disability benefits, and the manner and means through which the work under this Agreement will be accomplished.

2.3 Subdistributors. Distributor may appoint and is authorized to distribute the Products and Subscription Services through Subdistributors and additional tiers in the Field of Use and within the Territory. If Distributor uses Subdistributors: (a) Distributor must control and monitor each Subdistributor’s performance; (b) Distributor will be liable under this Agreement for each Subdistributor’s actions and omissions relating to this Agreement as if they were Distributor’s own; and (c) Distributor must maintain a written agreement with each Subdistributor sufficient for Distributor to comply with the terms of this Agreement, and that, at a minimum, is similar in form and substance to those terms and conditions set forth in this Agreement with respect to confidentiality, training, marketing, license grants and protection of Kymeta’s Marks, indemnification, and insurance. Distributor’s delegation of any of its rights or obligations under this Agreement will not relieve it from liability for the performance of those obligations. Distributor guarantees, and will ensure and remain fully responsible for, the performance of all of its obligations and compliance with all this Agreement’s terms.

2.4 Affiliates. Distributor’s Affiliates may order Products and Subscription Services from Kymeta by entering into an Affiliate agreement in the form of Exhibit B to these General Terms and Conditions (“Affiliate Agreement”). If a Distributor Affiliate enters into an Affiliate Agreement, such Affiliate will become a party to this Agreement, and all references to Distributor in this Agreement will be deemed to include that Affiliate. Distributor will: (a) cause its Affiliates to comply with the terms and conditions of this Agreement; and (b) be liable for the acts and omissions of each Affiliate, in each case as though each Affiliate were Distributor. For avoidance of doubt, all obligations and liabilities under this Agreement of Distributor and its Affiliates are joint and several.

Master Agreement (Distributor)	Page 4

2.5 Limitations. Distributor’s sole authority from Kymeta will be to promote, market, sell, and support Products and Subscription Services to and for Customers in the Field of Use within the Territory. Except as otherwise described herein, Distributor has no authority to make any commitments on behalf of Kymeta. Distributor will not, to the extent permitted by law, either directly or indirectly, without Kymeta’s prior written consent, sell any Product outside the Territory or to any company or person within the Territory whom Distributor knows or has reason to believe is likely to resell or use the Products outside the Territory. Distributor will promptly advise Kymeta of all inquiries or orders received by Distributor relating to the supply or use of the Products outside of the Territory or outside of the FOU.

3. Marketing and Promotion of Products and Subscription Services.

3.1 Marketing Responsibilities. Distributor will, at its own expense: (a) use its best commercial efforts to advertise, market, and promote the Products in the Territory consistent with good business ethics and in a manner that reflects favorably upon Kymeta, in each case using best efforts to maximize the sales volume of the Products and Subscription Services; (b) establish and maintain a competent and adequately trained and skilled sales and marketing organization, independent sales representatives, and a distribution organization and facilities sufficient for the sale of Subscription Services and the sale and shipment of Products to customers; and (c) observe all of Kymeta’s reasonable directions.

3.2 Marketing Plan. Distributor will develop and execute a marketing plan to sufficient to fulfill its obligations under this Agreement. Distributor’s initial marketing plan is set forth in Exhibit D. Upon request by Kymeta, no more than once per quarter, Distributor will provide Kymeta with its quarterly sales and marketing plan and review it with Kymeta during quarterly business review meetings. Distributor agrees that it will keep an accurate record of its marketing expenditures under this Agreement and, upon reasonable notice, Distributor will provide to Kymeta a report regarding such marketing expenditures.

3.3 Marketing Support. During the Term, Kymeta will provide any information and support in the Territory that may be reasonably requested by Distributor regarding the marketing, advertising, promotion, and sale of the Products and Subscription Services that Distributor sells under this Agreement.

3.4 Marketing Materials. Each party may reproduce, display, use, and distribute, solely in connection with the performance of its obligations under this Agreement, any Marketing Materials made available to it by the other party. Each party agrees that it will not, without the prior written consent of the other in each instance, use the other party’s Marks in advertising, publicity or otherwise. Each party must submit any Marketing Materials it produces that includes or references the other party’s Marks, products, or services to the other party for the other party’s review and written approval prior to each use. The approving party will use commercially reasonable efforts to notify the submitting party in writing (email acceptable) of acceptance or rejection within 10 days for each submission. Failure to accept or reject a submission within 10 days following receipt will be deemed a rejection of that submission. Once a party has approved specific Marketing Materials for any particular use or event, the same or substantially similar Marketing Materials (with no material variation) will be deemed approved for any substantially similar use or event.

3.5 Reference Distributor. Notwithstanding anything to the contrary in this Agreement, Distributor will serve as a reference for Kymeta and the Products and Subscription Services by: (a) allowing Kymeta to use Distributor’s name and logo in Kymeta’s customer lists and marketing presentations; and (b) if requested by Kymeta, participating in a case study and press release that describes Distributor’s use and sale of the Products and Subscription Services and includes supporting quotes from Distributor.

4. Resale of Products and Subscription Services. Distributor is responsible for all credit risks regarding, and for collecting payment for, all Products and Subscription Services, whether or not Distributor has made full payment to Kymeta for the Products and Subscription Services. The inability of Distributor to collect the purchase price for any Product or Subscription Service does not affect Distributor’s obligation to pay Kymeta for any Product or Subscription Service. Distributor is solely responsible for establishing its own resale prices and terms for the products it sells, including Products and Subscription Services. Distributor may sell Products incorporated into its own products and services, either alone or as a bundle. Distributor will consult with Kymeta on all Product and Subscription Services bundles.

Master Agreement (Distributor)	Page 5

5. Other Distributor Responsibilities.

5.1 Authority to Perform. Distributor will fully comply with Law in the exercise of its rights and performance of its duties and obligations under this Agreement and will not disparage the Products, Kymeta, or any of Kymeta’s Marks in any way, or engage in any illegal or unethical business practices in promoting, marketing, distributing, or supporting the Products and Subscription Services. Distributor will, at its own expense, obtain and maintain all required certifications, credentials, licenses, and permits necessary to conduct business in accordance with this Agreement.

5.2 Customer Privacy. Distributor will collect, store, and use personally identifiable information of Customers or consistent with applicable laws and any posted privacy policies. Upon request, Distributor will provide Kymeta with a copy of data collected by Distributor from Customers on their use of the Product(s) and Subscription Services.

5.3 Reporting and Recordkeeping. Within 30 days after the end of each calendar quarter, Distributor will submit to Kymeta complete and accurate reports of inventory, marketing activities, and sales of Products and Subscription Services. Distributor will maintain complete and accurate books and records of all transactions and activities covered by this Agreement and permit full Kymeta to examine such records in accordance with Section 7.5.

5.4 Training. Distributor and its personnel will participate in and complete training on the Products, Subscription Services, and other topics as required by Kymeta.

5.5 Distributor Conduct. Distributor will limit its claims and representations concerning the Products and Subscription Services to those made by Kymeta in its published literature for the Products and will be responsible for any claims or representations concerning the Products or Subscription Services in excess of or inconsistent with such claims of Kymeta. Distributor will at all times conduct its activities in a professional and competent manner. Without limitation, Distributor will: (a) promote the Products and Subscription Services in a manner that maintains the good name and reputation of both Kymeta and its Products and Subscription Services; and (b) not engage in any unfair, competitive, misleading, or deceptive practices with respect to Kymeta, Kymeta’s Marks, or the Products or Subscription Services with respect to its business activities and practices.

5.6 Government Approval. If at any time during the Term any notification, registration, or approval is required for giving legal effect in any applicable jurisdiction to this Agreement or the transactions contemplated under this Agreement, Distributor will: (a) immediately take whatever steps may be necessary to properly notify, register or obtain approval; (b) be responsible for any charges incurred in connection with notifying, registering, or obtaining this approval; and (c) keep Kymeta currently informed of its efforts regarding this Section 5.6. Kymeta is not obligated to ship any Products or other materials to Distributor or [provide access to Subscription Services] under this Agreement until Distributor has provided Kymeta with satisfactory evidence that this approval, notification, or registration is not required or that it has been obtained.

5.7 Government Contracts. Distributor will not resell or distribute Products or Subscription Services to any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of the government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of this organization or authority have the force of Law), or any of their respective agencies without express written approval from Kymeta. Unless otherwise separately agreed to in writing between Kymeta and Distributor, no provisions required in any US government contract or subcontract related thereto will be a part of this Agreement, imposed on or binding on Kymeta, and this Agreement is not deemed an acceptance of any government provisions that may be included or referenced in Distributor’s request for quotation, purchase order, or any other document.

6.       Order Procedure.

6.1 Quarterly Forecasts. Within 30 days following the Effective Date, and within 30 days before the first day of each subsequent calendar quarter throughout the Term, Distributor will deliver to Kymeta a Forecast for the period beginning on the first day of the calendar quarter. “Forecast” means, with respect to any 12-month period, a good-faith projection or estimate of Distributor’s demand for Products and Subscription Services for each month during such period, that approximates, as nearly as possible, based on information available at the time to Distributor, the volume of Products and Subscription Services that Distributor may order for each such month. The Forecasts are for planning purposes only and do not create any binding obligations on behalf of either party.

Master Agreement (Distributor)	Page 6

6.2 Orders. Kymeta will sell the Products and Subscription Services to Distributor agreed upon by the parties in Orders. The terms of this Agreement prevail over any terms and conditions contained in any other documentation and expressly exclude any of Distributor’s general terms and conditions contained in any purchase order or other document issued by Distributor. Any conflict between the terms of this Agreement and an Order will be resolved in favor of the Order if such Order explicitly states that it is intended to modify the conflicting terms of this Agreement.

6.3 Purchase Commitment. Distributor will meet the minimum purchase commitments for each 12-month period of the Term specified in an Order (“Minimum Purchase Commitments”). Kymeta may monitor progress towards the Minimum Purchase Commitment no more often than quarterly in accordance with the audit procedures set out in Section 7.5. If Distributor fails to fulfil the Minimum Purchase Commitments, Kymeta may, upon notice to Distributor, render any exclusive licenses or appointments under this Agreement nonexclusive or terminate this Agreement under Section 8.2.

7. Pricing and Payments.

7.1 Pricing. Kymeta will sell the Products and make the Subscription Services available to Distributor at the prices specified in the pricing schedule attached to the applicable Order.

7.2 Payments. Distributor will pay all amounts due within 30 days after the date of Kymeta’s invoice. Distributor must notify Kymeta in writing of any disputed invoice within 15 days of the date of receipt of such invoice. Distributor will be deemed to have accepted all invoices for which Kymeta does not receive timely notification of disputes. Distributor will make all payments in U.S. dollars by check or wire transfer in accordance with the instructions set forth in the applicable Order.

7.3 Late Payments. Distributor is responsible for ensuring that all payment information is current and accurate. If Distributor is more than 30 days past due on any amounts owed under this Agreement, without waiving any other remedy, Kymeta has the right to: (a) assess a late payment fee on all past due amounts, payable on demand and charged on a daily basis at the rate of 1.5% per month on a simple interest basis, or the legal maximum, whichever is less, applied from the first day the amount is past due until paid in full; (b) suspend the provision of Subscription Services or delivery of Products; or (c) cancel Orders, in each case without penalty to Kymeta, until all outstanding amounts are paid in full; or (d) or terminate the Agreement, in whole or part, under Section 8.

7.4 Taxes. All Fees and prices exclude any sales or use taxes, duties, and other governmental charges (including any value added taxes) imposed on the sale of Products or provision of Subscription Services. Distributor will pay any applicable taxes that are owed with respect to any Order submitted under this Agreement and that are permitted to be collected from Distributor by Kymeta under Law. Distributor will be responsible for all taxes, duties, and other governmental charges that it is legally obligated to pay, including any taxes that arise on transactions between Distributor and Affiliates. Kymeta will be responsible for all taxes based upon its net income or its property ownership. If any taxes are required to be withheld on payments made by Distributor to Kymeta, Distributor may deduct such taxes from the amount owed to Kymeta and pay them to the appropriate taxing authority, but only if Distributor promptly secures and delivers an official receipt for those withholdings and other documents reasonably requested by Kymeta to claim a foreign tax credit or refund. Distributor will make certain that any taxes withheld are minimized to the extent possible under Law. Distributor remains obligated to pay Kymeta for the amount of tax withheld until Distributor provides to Kymeta the official receipt and other documents reasonably requested. Distributor may provide to Kymeta a valid exemption certificate, and then Kymeta will not collect the taxes covered by such certificate.

7.5 Audits and Records. Distributor will maintain complete and accurate records related to its performance under this Agreement. During the Term and for three years thereafter, Kymeta has the right, upon reasonable prior notice and during normal business hours, to periodically examine Distributor’s books and records to verify compliance with this Agreement. If the audit reveals underpayment by Distributor of greater than 5% of amounts due to Kymeta within the audit period, Distributor will reimburse Kymeta for the costs associated with the audit and pay all under-reported amounts, plus interest at the rate set forth in Section 7.3. During the Term and the Sell-Off Period Distributor will, on request, permit Kymeta to take physical inventory of Products.

Master Agreement (Distributor)	Page 7

8. Term and Termination.

8.1 Term. This Agreement begins on the Effective Date and will continue for a period of 3 years (“Initial Term”). Upon expiration of the Initial Term, this Agreement will automatically renew for two (2) additional 1 year periods (each, a “Renewal Term” and collectively with the Initial Term, the “Term”) unless either party gives at least 60 days’ prior written notice of termination before the end of the Initial Term or then-current Renewal Term, provided that the terms of this Agreement will continue to apply to any outstanding Order in effect as of the date of termination.

8.2 Termination for Cause. Either party may terminate this Agreement in whole or part, including either all Orders or Addenda, or any individual Orders or Addendum, immediately: (a) upon the other party’s material breach that is not cured within 30 days after notice of such breach; or (b) if the other party becomes insolvent, files a petition for bankruptcy, or commences or has commenced against it proceedings related to bankruptcy, receivership, reorganization, or assignment for the benefit of creditors. In addition, Kymeta may terminate this Agreement immediately, with notice, upon Distributor’s breach of Section 9.

8.3 Effect of Termination or Expiration. Upon termination or expiration of this Agreement: (a) Distributor will cease to represent itself as Kymeta’s authorized reseller regarding the Product; (b) all licenses granted to Distributor under this Agreement are deemed immediately revoked; (c) Distributor is liable for all fees and expenses due, and for all work performed by or on behalf of Kymeta, up to the date of notice; (d) all unpaid amounts due are immediately payable; and (e) within 15 days of such termination or expiration, Distributor will, at its own expense and at Kymeta’s election, return or destroy all Confidential Information in Distributor’s possession or control. Expiration or termination of the Term will not affect any rights or obligations of the parties that: (i) come into effect upon or after expiration or termination of the Agreement; or (ii) otherwise survive the expiration or earlier termination of the Agreement and were incurred by the parties prior to such expiration or earlier termination. Termination of the Agreement will not constitute a waiver of any of the terminating party’s rights or remedies under this Agreement, at law, in equity, or otherwise.

8.4 Survival. Sections 7 to 9, 11.1, 13, 15, 16, 119,22, 23, 25, and 26 and any additional provisions, including those of any Addenda, Exhibits, and other attachments to this Agreement, that reasonably may be interpreted as surviving cancellation, termination, or expiration of this Agreement, will survive the termination or expiration of this Agreement.

9. Confidentiality.

9.1 Confidential Information. Each party acknowledges that it may gain access to or become familiar with Confidential Information in connection with this Agreement. “Confidential Information” means all nonpublic information relating to or disclosed by one party (“Disclosing Party”) to the other (“Receiving Party”) that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential. Confidential Information excludes information that: (a) is or becomes publicly available without breach of this Agreement; (b) can be shown by documentation to have been known to the Receiving Party at the time of its receipt from the Disclosing Party; (c) is disclosed to the Receiving Party from any third party who did not acquire or disclose such information by a wrongful or tortious act; or (d) can be shown by documentation to have been independently developed by Receiving Party without reference to any Confidential Information.

9.2 Use and Disclosure of Confidential Information. Receiving Party may not use Confidential Information for any purpose other than to perform its obligations under this Agreement. Except as provided in this Agreement, Receiving Party will not disclose Confidential Information to anyone without Kymeta’s prior written consent. Receiving Party will take all reasonable measures to avoid disclosure, dissemination, or unauthorized use of Confidential Information, including, at a minimum, those measures it takes to protect its own confidential information of a similar nature. Receiving Party will restrict the possession, knowledge, and use of Confidential Information to each of its employees, representatives, and subcontractors who: (a) has a need to know the Confidential Information; and (b) is legally obligated to protect the Confidential Information to the same or greater degree as required under this Agreement. Receiving Party will ensure that its employees, representatives, subcontractors, and Affiliates comply with this Agreement.

Master Agreement (Distributor)	Page 8

9.3 Disclosures to Governmental Entities. Receiving Party may disclose Confidential Information as required to comply with orders of governmental entities with jurisdiction over it, if Receiving Party: (a) gives Disclosing Party prior written notice sufficient to allow Disclosing Party to seek a protective order or other remedy (except to the extent that Receiving Party’s compliance would cause it to violate an order of the governmental entity or other legal requirement); (b) discloses only such information as is required by the governmental entity; and (c) uses commercially reasonable efforts to obtain confidential treatment for any Confidential Information so disclosed.

9.4 Ownership of Confidential Information. All Confidential Information will remain the exclusive property of Disclosing Party. Disclosing Party’s disclosure of Confidential Information will not constitute an express or implied grant to Receiving Party of any rights to or under Disclosing Party’s patents, copyrights, trade secrets, trademarks or other Intellectual Property.

9.5 Notice of Unauthorized Use. Receiving Party will notify Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Agreement. Receiving Party will cooperate with Disclosing Party in every reasonable way to help Disclosing Party regain possession of such Confidential Information and prevent its further unauthorized use and disclosure.

9.6 Return of Confidential Information. Receiving Party will return or destroy all tangible materials embodying Confidential Information (in any form and including, without limitation, all summaries, copies, and excerpts of Confidential Information) promptly following the earlier of Disclosing Party’s written request or termination or expiration of this Agreement.

9.7 Injunctive Relief. Receiving Party acknowledges that a breach of its obligations under this Section 9 could cause irreparable harm to Disclosing Party as to which monetary damages may be difficult to ascertain or an inadequate remedy. Receiving Party agrees that Disclosing Party will have the right, in addition to its other rights and remedies, to seek injunctive relief for any violation of this Agreement.

10. Publicity. Except as otherwise expressly stated in this Agreement, neither party will communicate with the press or public about their relationship under this Agreement without the other’s express, prior, written permission (which may be provided via email). Each party may, however, without the other party’s prior permission, disclose the fact and general subject matter of this Agreement (but not its particular terms) with third parties, in each case solely to the extent such third parties are subject to written non-disclosure obligations that prohibit further disclosure of this Agreement.

11. Intellectual Property.

11.1 Ownership. Subject solely to the licenses expressly granted in this Agreement, nothing in this Agreement will have any effect on either party’s ownership of its Intellectual Property. All rights not expressly granted in this Agreement are reserved. Without limiting the above, and except to the extent otherwise expressly provided in this Agreement, nothing in this Agreement may be construed as a license to either party’s Intellectual Property, expressly or by implication, estoppel, exhaustion, or otherwise. If Distributor acquires any Intellectual Property in or relating to any Product or Service purchased under this Agreement (including any rights in any Kymeta Marks, derivative works, or patent improvements relating thereto), by operation of law, or otherwise, these rights are deemed and are hereby irrevocably assigned to Kymeta or its licensors, as the case may be, without further action by either party.

11.2 Restrictions. Except as may be expressly and unambiguously stated otherwise in this Agreement, Distributor will not, and will not permit any Customer or any other person to:

(a) copy, modify, or create derivative works or improvements of the Products, Subscription Services, Deliverables, or Kymeta Materials;

(b) rent, lease, lend, sell, sublicense, assign, distribute, publish, transfer, or otherwise make available any Products, Subscription Services, Deliverables, or Kymeta Materials;

(c) disable, disassemble, decompile, attempt to derive source code or algorithms of, or otherwise reverse engineer the Products, Subscription Services, Deliverables, or Kymeta Materials except and only to the extent expressly permitted by Law notwithstanding this limitation;

Master Agreement (Distributor)	Page 9

(d) remove, delete, alter or obscure any warranties, disclaimers, or warning labels, or any copyright, trademark, patent or other Intellectual Property or proprietary rights notices from any Products, Subscription Services, Deliverables, or Kymeta Materials; or

(e) access or use the Products, Subscription Services, Deliverables, or Kymeta Materials in any manner or for any purpose that infringes, misappropriates, or otherwise violates any Intellectual Property or other right of any third party (including by any unauthorized access to, misappropriation, use, alteration, destruction or disclosure of the data of any other Kymeta customer), or that violates any applicable Law.

11.3 Trademarks.

(a) License of Marks. During the Term and subject to the terms and conditions herein, each party hereby grants to the other a non-exclusive, non-transferable, non-sublicensable, royalty-free, worldwide personal license to use, publish and display the other party’s Marks solely for purposes of fulfilling its obligations under this Agreement, to advertise and to promote the Products, Subscription Services, and Distributor’s products and services. In carrying out its obligations under this Agreement, each party will use the other party’s Marks solely in the manner approved by the other party. Neither party will use the other party’s Marks in any manner that is disparaging or that otherwise portrays the other party in a negative light. Neither party may alter, modify, or change the other party’s Marks.

(b) Ownership of Licensed Marks. Each party acknowledges the other party’s sole ownership of the other party’s Marks worldwide and all associated goodwill. Nothing in this Agreement or in the performance thereof, or that might otherwise be implied by Law, will operate to grant a party any right, title, or interest in or to the other party’s Marks other than as specified in the limited license grant herein. All goodwill arising from each party’s use of the other party’s Marks will inure solely to the benefit of the other party. Each party hereby assigns and will assign in the future to the other party all rights it may acquire by operation of law or otherwise in the other party’s Marks, including all applications or registrations therefore, along with the goodwill associated therewith.

(c) Protection of Licensed Marks. Each party will assist the other party in protecting and maintaining the other party’s rights in its Marks worldwide, including preparation and execution of documents necessary to register the Marks or record this Agreement. Each party will have the sole right to and in its sole discretion may commence, prosecute or defend, and control any action concerning its Mark. Neither party will during the Term contest the validity of, by act or omission jeopardize, or take any action inconsistent with, the other party’s rights or goodwill in the other party’s Mark in any country, including attempted registration of any of the other party’s Mark, or use or attempted registration of any mark confusingly similar thereto.

(d) Quality Control of Licensed Marks. Each party will supply the other party with suitable specimens of its Marks for use as contemplated. Each party will fully correct and remedy any deficiencies in its use of the other party’s Marks, upon reasonable notice from the other party.

12. Feedback. If Distributor gives Kymeta Feedback, Distributor is deemed to have also given, without charge: (a) to Kymeta, the right to use, share, and commercialize the Feedback in any way and for any purpose, without regard to Intellectual Property or otherwise; and (b) to third parties, any patent rights needed for their products, technologies, and services to use or interface with any specific parts of Kymeta’s products or services that include the Feedback. “Feedback” means ideas, suggestions, comments, input, or know-how, in any form, that Distributor provides to Kymeta in relation to Kymeta’s products or services. Feedback does not include sales forecasts, future release schedules, marketing plans, financial results, and high-level plans (e.g., feature lists) for future products.

13. Representations and Warranties.

13.1 Mutual. Each party continuously represents and warrants that: (a) it has the right to enter into, and the individual signing on its behalf has authority to bind it to, this Agreement; and (b) its performance will not violate any agreement or obligation between it and any third party.

13.2 No other warranties. Except as otherwise expressly stated in this Agreement: (a) Kymeta’s Products, Subscription Services, and Professional Services are provided “as-is,” “with all faults,” and “as available”; (b) Customers bear all risk of use of the Products and Subscription Services (other than for Kymeta’s breach); and (c) any other warranties related to this Agreement (express, implied, statutory, or otherwise, and including any warranties or conditions of product liability, fitness for a particular purpose, non-infringement, merchantability, and workmanlike effort) are excluded.

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14. Limitation of Liability.

14.1 General Limitation. The maximum, aggregate liability of either party to the other or any third party for any claim arising under this Agreement is limited to direct damages incurred in reasonable reliance, not to exceed the actual, aggregate fees paid or payable under this Agreement in the 12-months prior to the event which gave rise to the claim. Each party, and its Affiliates, waives and releases the other, and its Affiliates, from all liability arising under this Agreement in excess of such amounts.

14.2 Excluded Damages. Neither party is liable for (and the other will not seek) any special, incidental, consequential, exemplary, punitive, or other indirect damages (including for loss of data or profits), foreseeable or unforeseeable, arising out of this Agreement regardless of whether liability is based on breach of contract or warranty, tort, strict liability, or otherwise, even if a party has been advised the damages are possible.

14.3 Applicability. The limitations on and exclusions of liability, and disclaimers of warranties, in this Agreement apply: (a) to the maximum extent permitted by Law; (b) regardless of legal theory on which a claim is based (e.g., breach of contract, tort, strict liability, breach of warranty, or otherwise); (c) whether damages were reasonably foreseeable, or the parties had been advised such damages were possible, or not; (d) whether any remedy fails of its essential purpose; and (e) even if a party is not fully compensated. A party’s liability for any loss or damage (including if caused by negligence) is reduced to the extent the other party or its agents caused or contributed to it. Notwithstanding the above, the limitations (including the waiver and release) in Section 14.1 and exclusions in Section 14.2 do not apply to damages for breach of Section 9; or (y) either party’s infringement, misappropriation, or other violation of the other party’s Intellectual Property; or (z) Kymeta’s obligations under Section 15.1(b) or Distributor’s obligations under Section 15.1(c).

14.4 Ineffective Limitation. If any disclaimer or exclusion under this Agreement is not effective under Law (e.g., because it would purport to exclude or restrict liability to consumers in certain jurisdictions), liability is limited, to the maximum extent permitted by Law and at Kymeta’s election: (a) for goods, to replacing, repairing, or supplying equivalent goods (or paying the cost of the foregoing); (b) for services, to supplying (or paying a third party to supply) the services again; or (c) refunding the applicable fees.

15. Defense of Claims.

15.1 Obligation. If a Claim is brought against a party, or its subsidiaries, Affiliates, agents, licensees, or successors, or any agents, directors, officers, or employees of any of them (all, collectively, “Defendant”), the other party (“Respondent”) will defend the Claim (including by paying litigation costs and reasonable attorneys’ fees) and pay any settlement Respondent consents to or any adverse final judgment. “Claim” means an unaffiliated third party’s demand, suit, or other action to the extent: (a) it alleges bodily injury, death or damage to real or tangible, personal property caused by Respondent’s gross negligence or willful misconduct; (b) solely for Kymeta as Respondent, it alleges the Products, Subscription Services, Professional Services, Deliverables, or Kymeta Materials, unmodified from the form provided by Kymeta and uncombined with anything else, when used by an End User as permitted under this Agreement, infringes claimant’s Intellectual Property; (c) solely for Distributor as Respondent, it alleges the Marketing Materials created by or on behalf of Distributor, the Distributor Marks, or Distributor’s products, services or any other material] provided by Distributor under this Agreement, unmodified from the form provided by Distributor and uncombined with anything else, infringes claimant’s Intellectual Property; (d) solely for Distributor as Respondent, it alleges or relates to any grossly negligent or more culpable act or omission of Distributor or its personnel (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement; or (e) solely for Distributor as Respondent, it alleges that Distributor breached its agreement with a third party as a result of or in connection with entering into, performing under or terminating this Agreement.

15.2 Procedure. Defendant: (a) will promptly notify Respondent of any Claim and permit Respondent, using agreed counsel, to answer and defend; (b) at Respondent’s reasonable request and expense, will assist in the defense and provide non-confidential information; and (c) at its expense, may participate in the defense with separate counsel. Respondent is not responsible for settlements it does not consent to and will not settle Claims under this Section 15 without Defendant’s consent (with both parties’ consent not unreasonably withheld). Neither party will stipulate, acknowledge, or admit fault or liability on the other’s part without the other’s prior, written consent. Respondent will not publicize any settlement without Defendant’s prior, written consent.

Master Agreement (Distributor)	Page 11

15.3 Remedies. If any Product, Service, Deliverable or any Kymeta Materials provided to Distributor is alleged to infringe and Kymeta may become liable, Kymeta may, at its sole option and expense and without obligation: (a) obtain the right for End Users to continue using such Product, Service, Deliverable or any Kymeta Materials; (b) replace or modify such Product, Service, Deliverable or Kymeta Materials to make it non-infringing, so long as the replacement or modification is functionally equivalent or (c) if (a) and (b) are not commercially reasonable, terminate the applicable Addenda and, with respect to the Products, refund the amounts paid for such Product, based on the date the claim arose, and prorated over a three-year period beginning on the date of delivery of the Product. THIS SECTION 15 SETS FORTH DISTRIBUTOR’S SOLE REMEDIES AND KYMETA’S SOLE LIABILITY AND OBLIGATION FOR ANY ACTUAL, THREATENED OR ALLEGED CLAIMS THAT THIS AGREEMENT OR ANY SUBJECT MATTER HEREOF (INCLUDING THE PRODUCT, SEVICES AND KYNMETA MATERIALS) INFRINGES, MISAPPROPRIATES OR OTHERWISE VIOLATES ANY THIRD PARTY INTELLECTUAL PROPERTY.

15.4 Exclusions. Kymeta has no obligation under this Section 15 for: (a) claims or awards arising out of or based on the value of: (i) anything not provided by Kymeta; (ii) Third Party Materials; (iii) use or distribution of any Product or Service other than as expressly permitted by this Agreement; (iv) modification of any Product or Service by anyone other than Kymeta; (v) use of a Product or Service after Kymeta has notified Distributor to cease use due to a third-party claim; (vi) failure to timely implement any modifications, upgrades, replacements, or enhancements made available to Customer or Distributor by or on behalf of Kymeta; or (vii) Distributor’s marketing, advertising, promotion, or sale of a Product in any manner not otherwise authorized under this Agreement; or (b) any claim (e.g., a counterclaim) made in response to a suit or proceeding first filed by Distributor.

16. Insurance. During the term of this Agreement and for a period of 3 years thereafter, each party will, at its own expense, maintain and carry insurance with financially sound and reputable insurers, in full force and effect that includes, but is not limited to, commercial general liability in a sum no less than $2,000,000 in the aggregate. The policies described above will be primary and not contributory with any coverage maintained by the insured party. All deductibles and premiums for such insurance are the insured party’s responsibility. Upon request, the insured party will furnish the benefitting party with evidence that all premiums payable in respect of such insurance are paid up to a date that is within 10 days after such party’s request. Each party will provide to the other party a certificate of insurance documenting the required coverages and will also require its insurers to notify the other party at least 30 days in advance of a cancellation or material change in the insured party’s insurance policy.

17. Compliance with Laws.

17.1 General. Distributor and Kymeta will each comply with all Laws in connection with its performance under this Agreement, including all; country-specific economic sanctions programs implemented by the Office of Foreign Assets Control; anti-corruption Laws; and privacy Laws.

17.2 Export Restrictions. The Products may contain technical data (collectively, “Regulated Items”) and may be subject to US export control laws and regulations, including the Export Administration Regulations and the International Traffic in Arms Regulations. Distributor will not, and will not permit any Customers or third parties to, directly or indirectly, export, reexport, or release any Regulated Items to any jurisdiction or country to which, or any party to whom, the export, reexport, or release of any Regulated Items is prohibited by applicable federal or foreign law, regulation, or rule. Distributor will be responsible for any breach of this Section 17.2 by its, and its successors’ and permitted assigns’, Affiliates, employees, officers, directors, partners, customers, agents, distributors, resellers, or vendors. Distributor will comply with all Law and complete all required undertakings (including obtaining any necessary export license or other governmental approval), prior to exporting, reexporting, or releasing any Regulated Items.

17.3 Anti-Corruption Laws. Distributor will comply with and provide training to its employees regarding all applicable laws against bribery, corruption, inaccurate books and records, inadequate internal controls and money-laundering, including the U.S. Foreign Corrupt Practices Act while performing under this Agreement.

Master Agreement (Distributor)	Page 12

18. Notice. All notices under this Agreement will be: (a) in writing; (b) deemed given when received; (c) sent by delivery service, messenger, or registered or certified mail (postage prepaid, return receipt requested); and (d) addressed and sent, with any required copies, as provided on the cover page (or as the recipient has otherwise designated, in writing or by email, before notice was sent). Communications in the ordinary course of business (which do not include notices related to payment or alleged breach) may be sent by email and need not be copied.

19. Force Majeure. Except for payment obligations, neither party will be liable for any delay or failure to perform any obligation under this Agreement where the delay or failure results from any cause beyond its reasonable control, including acts of nature, labor disputes or other industrial disturbances, electrical or power outage, utilities or telecommunications failures, earthquake, storms or other elements of nature, blockages, embargoes, riots, acts or orders of government, acts of terrorism, or war (“Force Majeure Event”).

20. Assignment. Neither party may assign this Agreement, or any rights or duties under it, without the prior written consent of the other party, except that Kymeta may assign to an Affiliate upon prior written notice to the Distributor. Either party may, however, assign the Agreement without such consent to a successor pursuant to a merger or sale of all or substantially all of its assets to which the Agreement relates. Any attempted assignment that violates this Section 20 is a material breach and is null and void. Subject to the rest of this Section 20, this Agreement will bind and benefit the parties’ successors and permitted assigns.

21. Dispute Resolution. The parties will first attempt in good faith to resolve any dispute, controversy or claim arising out of this Agreement (“Dispute”) by negotiation and consultation between themselves. In the event that such Dispute is not resolved on an informal basis within 30 days after one party provides written notice to the other party of such Dispute (“Dispute Notice”), either party may, by written notice to the other party (“Escalation to Notice”), refer such dispute to the executives of each party set forth below (or to such other person of equivalent or superior position designated by such party in a written notice to the other party) (“Executive(s)”).

Executive of Kymeta:	Bill Marks, Chief Commercial Officer
12277 134th Ct NE, Redmond, WA, 98052
bmarks@kymetacorp.com

Executive of FMC GlobalSat:	Emmanuel Cotrel
333 Las Olas way, CU1, Fort Lauderdale, FL 33301
Email: ecotrel@fmcglobalsat.com

If the Executives cannot resolve any Dispute during the time period ending 30 days after the date of the Escalation to Executive Notice, either party may pursue all applicable rights and remedies at law or in equity, subject to the terms of this Agreement.

22. Governing Law; Venue. This Agreement is governed by Washington law (without application of conflicts of law principles), and the parties consent to exclusive jurisdiction and venue in the state and federal courts in King County, Washington. The United Nations Convention for the International Sale of Goods does not apply to this Agreement.

23. Attorneys’ Fees. If either party institutes any legal suit, action, or proceeding against the other party relating to this Agreement, the prevailing party in the suit, action, or proceeding will be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

24. Non-Exclusive Rights. Subject to the any Additional Terms indicated in section 5 of the Distributor Evaluation Order form, this Agreement: (a) is non-exclusive; (b) does not restrict either party from directly or indirectly acquiring, licensing, developing, making, or distributing technologies, products, or services performing the same or similar functions as any of the other party’s technologies, products, or services; and (c) does not limit or preclude Kymeta from entering into similar agreements with third parties.

25. Miscellaneous. Each party is an independent contractor to the other and has no authority to act on behalf of or bind the other, and this Agreement does not create any other relationship (e.g., employment, partnership or joint venture). All rights and remedies under this Agreement are cumulative. Each party will pay its own costs to perform (except if expressly stated otherwise). Only written waivers are effective. This Agreement: (a) is effective only when manually signed or signed via an electronic signature service by authorized representatives of both parties, which signature requirement is, without limitation, a material term; (b) is the parties’ entire agreement on this subject and merges and supersedes all related oral understandings, representations, prior discussions, letters of intent, or preliminary agreements; (c) is formed as of the Effective Date; (d) may be modified only by a writing manually signed or signed via an electronic signature service by authorized representatives of each party (except as otherwise expressly provided in this Agreement); and (e) may be executed in counterparts, by fax or other electronic means to accurately send images, or by electronic signature service.

26. Construction and Interpretation. This Agreement has been negotiated by the parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party. This Agreement has been executed in English, which will be the sole and controlling language used in interpreting or construing its meaning (except if otherwise required by Law).

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EXHIBIT A

Deal Terms

Territory:	Global excluding: Yemen, Saudi Arabia, Oman, Turkey, Qatar, Syria, Iraq, Iran, UAE, Lebanon, Israel, Jordan, Kuwait

Distributor understands and acknowledges that, as of the Effective Date, China is neither included nor excluded from the Territory. In the event that Distributor becomes aware of an opportunity to distribute Products or Services to Customers in China, Distributor agrees to present such opportunity to Kymeta and to engage in discussions with Kymeta in order to allow the parties to jointly decide whether to pursue such opportunity based on Kymeta’s business objectives, Chinese regulatory constraints, and data privacy considerations, among other issues at such time. Any decision to allow Distributor to pursue distribution to Customer(s) in China will be agreed to by both parties by written amendment to this Exhibit A.

Fields of Use:	Renewable energy systems, including but not limited to solar, wind, hydro, biomass, and geothermal power plants

Master Agreement (Distributor)	Page 14

EXHIBIT B

Form of Affiliate Agreement

This agreement (“Affiliate Agreement”) is between Kymeta Corporation, a Delaware corporation with its principle place of business at 12277 134th Court NE, Suite 100, Redmond, Washington 98052 (“Kymeta”); [Distributor Affiliate to provide], a [Distributor Affiliate to provide entity type and state] with its principle place of business at [Distributor Affiliate to provide] (“Distributor Affiliate”); and [Distributor to provide], a [Distributor to provide entity type and state] with its principle place of business at [Distributor Affiliate to provide] (“Distributor”), effective as of the date signed by the last party to sign it, as indicated by the date stated under that party’s signature (“Effective Date”).

Distributor Affiliate hereby becomes a party to that certain Master Agreement between Kymeta and Distributor dated [___________________] (“Master Agreement”), as amended, in accordance with the terms of that Master Agreement. Capitalized terms used in this Affiliate Agreement and not otherwise defined will have the same meaning as in the Master Distribution Agreement.

Distributor Affiliate agrees that it will comply with all obligations of Distributor under the Master Agreement and acknowledges that its entry into this Affiliate Agreement is a condition for Distributor Affiliate to exercise any rights under the Master Distribution Agreement.

Kymeta grants Distributor Affiliate all rights necessary to place Orders under the Master Agreement.

Distributor Affiliate’s contacts and addresses for notices are as follows:

Customer Affiliate
Address:	[Customer to provide]
Attention:	[Customer to provide]
Phone:	[Customer to provide]
Fax:	[Customer to provide]
CC notices:	[Customer to provide]

In consideration of the mutual promises contained in this Affiliate Agreement, the parties have formed this Affiliate Agreement as of the Effective Date.

Kymeta Corporation	_________(Customer)
Signature:	Signature:
Name:	Name:
Title:	Title:
Date:	Date:
_________(Customer Affiliate)
Signature:
Name:
Title:
Date:

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EXHIBIT C

Trademarks

Section 1. Kymeta’s Marks.

“Kymeta’s Marks” means solely Kymeta’s trademarks and service marks identified in the table below, as may be updated by Kymeta from time to time.

Kymeta’s Marks

[insert]

Note: Kymeta may change Kymeta’s Marks periodically on notice to Distributor.

Section 2. Kymeta Trademark Usage Guidelines.

[insert]

Section 3. Distributor’s Marks.

“Distributor’s Marks” means solely Distributor’s trademarks and service marks identified in the table below.

Distributor’s Marks

[insert]

Note: Microsoft may change Microsoft Marks periodically on notice to Publisher.

Section 4. Distributor Trademark Usage Guidelines.

[insert]

///

///

///

[Remainder of page intentionally left blank.]

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EXHIBIT D

Marketing Plan

FMC GlobalSat agrees to consult with Kymeta regarding how best to combine offerings of Kymeta Products and Services bundled with other possible third party services and products requested by customers.

FMC GlobalSat will seek to broaden to the maximum extent feasible the FMC GlobalSat Distribution Network, with a view to maximizing volumes and distributing Kymeta Products as widely as possible.

Kymeta and FMC GlobalSat agree to engage and co-fund marketing and customer engagement activities in-line with the 2017 Engagement Plan set forth below.

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